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                            ASSET PURCHASE AGREEMENT

         This AGREEMENT for the sale and purchase of assets is made as of May 20, 1997, by and between TREASURE RADIO ASSOCIATES L.P. ("Seller"), an Ohio limited partnership, and FAIRCOM MANSFIELD INC. ("Buyer"), a Delaware corporation.

                              W-I-T-N-E-S-S-E-T-H:

         WHEREAS, Seller is the owner, operator and licensee of commercial radio stations WMAN(AM) and WYHT(FM), licensed to Mansfield, Ohio ("Stations"), pursuant to proper authorizations issued by the Federal Communications Commission, and

         WHEREAS, Seller and Buyer have negotiated for the sale and purchase of certain property, assets and rights used in the business and operation of the Stations pursuant to the terms and conditions hereof; and

         WHEREAS, the Commission has granted its consent to the terms and conditions hereof, and assignment of the Licenses contemplated herein;

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and understandings contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1. ACCOUNTS RECEIVABLE. The term "Accounts Receivable" means the rights of Seller to payment for services performed by Seller for advertising and commercial clientele of the Stations prior to the Closing Date as reflected on the billing records of Seller.

         1.2. ACQUISITION. The term "Acquisition" shall mean any merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Property to be Sold or any securities of Seller.

         1.3. ACQUISITION PROPOSAL. The term "Acquisition Proposal" shall mean any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any portion of, the Property to be Sold or any securities of Seller.

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         1.4. ACT. The terms "Act" or "the Act" shall mean and refer to the
Communications Act of 1934, as amended.

         1.5. BEST KNOWLEDGE. The term "Best Knowledge," e.g. "to the Best of Seller's Knowledge," shall mean with respect to the subject matter to which Best Knowledge is asserted and with respect to Seller, the actual knowledge of either Harrison M. Fuerst, Robert A. Fuerst, William H. Albers, Diana L. Coon or the General Sales Manager for the Stations; and with respect to Buyer the actual knowledge of any of Buyer's principals.

         1.6. BROADCAST CASH FLOW. The term "Broadcast Cash Flow" shall mean Net Broadcast Revenues less Operating Expenses, before provision for interest expense, depreciation and amortization and management fees, using accrual accounting and prepared in accordance with generally accepted accounting principles.

         1.7. BROKER. The term "Broker" shall mean Blackburn & Co., Inc., 201 North Union Street, Suite 340, Alexandria, VA 22314.

         1.8. BUSINESS DAY. The term "Business Day" shall mean any calendar day, excluding Saturdays and Sundays, on which federally chartered banks in the city of Mansfield, Ohio, are regularly open for business.

         1.9. CLAIMANT. Whether the Seller or Buyer, the term "Claimant" shall mean the Party to this Agreement against which any claim or liability may be asserted by a third party which would give rise to a claim for indemnification under the provisions of this Agreement by a Party to this Agreement.

         1.10. CLOSING. "Closing" means the meeting of the Seller and Buyer, and their attorneys and agents, as may be necessary, on the Closing Date, as herein defined, at which the Seller and Buyer consummate and effectuate this Agreement and the transactions, conveyances, assignments, covenants and other matters contemplated by this Agreement.

         1.10.1. CLOSE. "Close" means the act and actions by Seller and/or Buyer in ultimate consummation and completion of the transactions contemplated by this Agreement.

         1.11. CLOSING DATE. "Closing Date" means Thursday, May 29, 1997, with a pre-closing meeting to occur on Wednesday, May 28, 1997, the Commission's consent to the assignment of Licenses to Buyer having become a Final Order. Buyer shall have the option, upon providing written notice to Seller not later than 2:00 PM (Eastern Time) on May 23, 1997, to postpone the Closing Date, but in no event later than July 1, 1997. In the event that the Closing Date is re-scheduled for a Business Day other than May 29, 1997, then a pre-closing shall occur on the Business Day immediately preceding the Closing Date. In the event the Closing Date is re-scheduled, as provided here, then Buyer shall give Seller written notice of the Closing Date at least five (5) Business Days prior to the re-scheduled Closing Date. For the purposes of this Agreement, the Closing shall be construed to have occurred as of 12:01 AM, Eastern Daylight Time, on the Closing Date.

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         1.12. CLOSING PLACE. "Closing Place" shall mean the offices of Kohrman
Jackson & Krantz P.L.L., 20th Floor, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, or such other place as shall be mutually agreed upon in writing by Seller and Buyer. At the election of Buyer and Seller, mutually agreed in writing, the Closing may be performed by mail and/or courier service.

         1.13. CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.14. COLLECTION PERIOD. The term "Collection Period" shall mean a period of one hundred twenty (120) days following the Closing Date during which Buyer shall act as agent for Seller for the collection of accounts receivable owing to Seller, as provided in ARTICLE V of this Agreement.

         1.15. COMMISSION. The term "Commission" shall mean the Federal Communications Commission.

         1.16. COMMITMENTS. The term "Commitments" shall mean title insurance policy commitments to ensure Buyer's interest in the Real Property.

         1.17. ENVIRONMENTAL INVESTIGATION DEMAND. The term "Environmental Investigation Demand" shall mean a determination and written demand to Seller by Buyer, based upon Buyer's Phase I environmental assessment, that Buyer has conditioned any obligation of Buyer with respect to Closing upon Seller conducting a Phase II or Phase III environmental assessment. If reasonably available to Buyer, Buyer shall include in the Environmental Investigation Demand any cost estimates that Buyer has received for the Phase II or Phase III environmental assessments.

         1.18. ENVIRONMENTAL LAWS. The term "Environmental Laws" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 22 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and any other applicable federal, state and local laws, statutes, rules or regulations concerning the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of Hazardous Materials (hereinafter defined).

         1.19. ESCROW AGENT. The term "Escrow Agent" shall mean Blackburn & Co., Inc., 201 North Union Street, Suite 340, Alexandria, VA 22314.

         1.20. ESCROW STAKE. The term "Escrow Stake" shall mean the sum of FOUR HUNDRED THOUSAND and NO/100 DOLLARS ($400,000.00) to be delivered by Buyer to Escrow Agent, plus the Supplemental Escrow Stake, as well as any interest earned thereon during the period the Escrow Stake is held in escrow by the Escrow Agent.

         1.21. FCC. The term "FCC" shall mean the Federal Communications Commission.

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         1.22. FCC APPLICATION. The term "FCC Application" shall mean that
(those) certain application(s) (FCC Form(s) 314) submitted to the FCC upon and by which Buyer and Seller have obtained consent of the FCC to the assignment of the Licenses for the Stations from Seller to Buyer.

         1.23. FINAL ORDER. For the purposes of this Agreement, "Final Order" means the action of the Commission granting its consent to the FCC Application, said action being no longer subject to administrative or judicial review, reconsideration or appeal. The Final Order occurred as of April 29, 1997.

         1.24. HAZARDOUS MATERIALS. The term "Hazardous Materials" shall mean toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, PCB's, petroleum, crude oil or any fraction or distillate thereof (as such terms are defined in any applicable federal, state or local laws, ordinances, rules and regulations, and including any other terms which are or may be used in any applicable environmental laws to define prohibited or regulated substances).

         1.25. INDEMNITOR. The term "Indemnitor" shall mean the Party to this Agreement, not the Claimant, that in the event of a claim or liability asserted by a third party against the Claimant, which would give rise to a claim for indemnification under the provisions of this Agreement, that may, at its own expense and upon written notice to the Claimant, compromise or defend such claim.

         1.26. IMMEDIATELY AVAILABLE FUNDS. "Immediately Available Funds" means cash, a certified bank cashier's check, or funds immediately available by wire transfer, all in, or payable in, the valid currency and legal tender of the United States.

         1.27. LIABILITIES. The term "Liabilities" shall mean all obligations, debts, or liabilities of, or claims against, Seller.

         1.28. LEASED PREMISES. The term "Leased Premises" shall mean the Real Property leased by Seller under the leases listed in EXHIBIT A.

         1.29. LICENSES. "Licenses" mean the licenses and permits issued by the Commission for the Stations and all associated auxiliary broadcast stations, all as listed in EXHIBIT B, attached hereto.

         1.30. MATERIAL ADVERSE. The terms "Material Adverse," "Materially Adverse," "Materially Adversely" or "Material" shall mean or refer to any event or occurrence that remains uncured as of the Closing Date and that necessitates, calls for, requires or otherwise causes (i) the expenditure of TEN THOUSAND and NO/100 DOLLARS ($10,000.00) or more to meet, satisfy or cure an obligation, liability, debt, claim, fine or forfeiture involving the Property to be Sold, or (ii) a restriction, imposition upon, or cessation of the operating authority or Licenses of the Stations. A "Material Adverse Change" in the Stations' Business shall mean a decrease in the Stations' cumulative monthly Net Broadcast Revenues of more than fifteen percent (15%) for the period after November 30, 1996 to the Closing Date, as compared to the comparable cumulative monthly period for the fiscal year ended November

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30, 1996, or, as disclosed by the audited financial statements for the fiscal year ended November 30, 1996 Net Broadcast Revenues of less than TWO MILLION ONE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($2,150,000.00) or Broadcast Cash Flow of less than EIGHT HUNDRED FIFTY THOUSAND and NO/100 DOLLARS
($850,000.00).

         1.31. MCPHERSON STREET BUILDINGS. The term "McPherson Street Buildings" shall mean only the (i) two (2) houses that are used as rental properties and (ii) the former WCLW studio building, all located on the Real Property that is used by Seller as the transmitter site for the Stations.

         1.32. NOTICE OF INTENTION. The term "Notice of Intention" shall mean a determination by Seller, after receipt from Buyer of Buyer's Environmental Investigation Demand, that Seller does not wish to accept the condition of performing a Phase II or Phase III environmental assessment as a condition of Closing, and accordingly that Seller intends to elect to terminate this Agreement.

         1.33. OWNED PROPERTY. The term "Owned Property" shall mean the Real Property described on EXHIBIT A to which Seller has fee simple title and which is owned by Seller, as well as Leased Premises that will be conveyed in fee by Seller, or which Seller will cause to be conveyed, to Buyer at the Closing.

         1.34. OPERATING EXPENSES AND NET BROADCAST REVENUES. The terms "Operating Expenses" and "Net Broadcast Revenues" shall mean the expenses and revenues, net of agency commissions, solely arising from Seller's broadcasting operations, defined in accordance with generally accepted accounting principles and excluding any expenses or revenues from any Trade-Out Agreement.

         1.35. PARTY. The term "Party" or "Parties" shall mean and refer to the Buyer and Seller.

         1.36. PERMITTED ENCUMBRANCES. The term "Permitted Encumbrances" shall mean any encumbrances reflected in EXHIBIT F, hereto, or any reports or surveys ordered respecting any of the Real Property, to which Buyer does not object. Easements in favor of public utilities shall be Permitted Encumbrances.

         1.37. PROPERTY TO BE SOLD. "Property to be Sold" means the following tangible and intangible assets, agreements, contracts, leases, Licenses, and business property of Seller, including such acquired between the date hereof and the Closing Date:

                   1.37.1. AUTHORIZATIONS. All of Seller's rights in and to (i) the call letters WMAN(AM) and WYHT(FM), and (ii) all licenses, permits or authorizations for or used in connection with the operation of the Stations, including the licenses and any easements and rights of way;

                   1.37.2. CONTRACTS. The contracts, agreements and leases and legally binding contractual rights, written or oral (including any option to purchase, upon no less favorable terms than are presently extended to Seller, which accompanies any lease)

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         relating to the operation of the Stations which are described in
         EXHIBIT C, attached hereto;

                   1.37.3. EXPERIENCE RATING. The experience rating of Seller under the laws of the State of Ohio with reference to unemployment compensation, to the extent that such can be transferred;

                   1.37.4. FILES. Such of the files, records and logs of Seller relating to the business and operation of the Stations, including all engineering data and files relating to the Stations, as Buyer may reasonably require, including all contracts to be assigned hereunder (but all of the foregoing shall thereafter for a period of three [3] years following the Closing Date be available for inspection and duplication by Seller at its expense, upon request, during normal business hours);

                   1.37.5. FRANCHISES. Any and all franchises, materials, supplies, easements, rights-of-way, permits and consents, if any, relating to, used or useful in, or intended to be used in the business and operation of the Stations, either now owned, possessed, or in effect or hereafter acquired prior to Closing Date;

                   1.37.6. GOOD WILL. The good will of the Stations;

                   1.37.7. INTELLECTUAL PROPERTIES; MARKET RESEARCH; MEMORABILIA. All radio programming and programming material of whatever form or nature (whether recorded on tape or any other substance or intended for live performance, whether intended for radio broadcast or any other medium and whether completed or in production), technical information and engineering data, news and advertising studies and consultants' reports, music libraries, jingles and promotional material used in or relating to the Stations, public inspection files, logs, engineering records, machinery and equipment warranties, maps, computer disks and tapes, plans, diagrams, blueprints, schematics, Commission applications and filings, all records pertaining to the Stations and maintained by Seller pursuant to the Rules and Regulations of the FCC, all research and marketing materials pertaining to Stations' Business, including, but not limited to books, reports, presentations, audience surveys or research, client lists, analyses, consultant reports, marketing presentations, relevant correspondence, records, and ledgers memorabilia and awards, sales books and records of the Stations, including mailing lists and customer lists, trade secrets, know-how and other proprietary or confidential information used or useful in or relating to the Stations' Business;

                   1.37.8. MISCELLANEOUS ASSETS. Any other tangible or intangible assets, rights or properties of any kind or nature not otherwise described or provided for, and now or hereafter owned or used by Seller in the Stations' Business;

                   1.37.9. PREPAID ITEMS. All pre-paid items on the Closing Date which relate to the Stations;

                   1.37.10. REAL PROPERTY. All of the existing real property, including all improvements, structures and appurtenances thereto used or useful in the operation of the Stations including, without limitation, Owned Property and Leased Premises, all as described and identified in EXHIBIT A, hereto, it being agreed that Seller shall acquire the Leased Premises prior to the Closing Date or shall cause the Leased Premises to be conveyed directly to Buyer on the Closing Date, solely at Seller's expense, for conveyance to Buyer free and clear of all Liabilities;

                   1.37.11. TANGIBLE PERSONAL PROPERTY. All Tangible Personal Property, assets and equipment used or useful in the operation of the Stations including, without limitation, the tangible property listed in the Inventory identified as EXHIBIT D, and attached hereto;

                   1.37.12. TIME SALES CONTRACTS. All contracts for the sale for cash of broadcast time on the Stations on or after the Closing Date, provided that said contracts shall have been entered into in the normal course of business;

                   1.37.13. TRADEMARKS. All of the right, title and interest of Seller in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registrations, jingles, slogans, logos, permits, property rights and interests, computer programs and program rights or other materials owned by Seller and used or useful in the operation of the Stations;

                   1.37.14. MANUFACTURERS' WARRANTIES. All of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Property to be Sold and all similar rights against third parties relating to items included in the Property to be Sold; and

                   1.37.15. OTHER PROPERTY. Such other assets, properties, interests and rights owned by Seller that are used or useful in connection with the operation of the Stations or that are located as of the Closing Date on the Real Property described in EXHIBIT A.

                   1.37.16. EXCLUSIONS. It is understood that the Property to be Sold does not include any other assets of Seller, including but not limited to:

                             1.37.16.1. CASH. The Property to be Sold does not
                   include Seller's cash, cash equivalents, bank accounts, prepaid deposits, certificates of deposit, Treasury Bills, stocks, bonds or similar investments in existence on the Closing Date;

                             1.37.16.2. ACCOUNTS RECEIVABLE. All Accounts
                   Receivable;

                             1.37.16.3. EMPLOYEE BENEFIT PLANS. All employee
                   benefit plans and assets thereof;

                             1.37.16.4. EXPIRED CONTRACTS. All contracts that
                   are terminated in accordance with the terms and provisions of this Agreement or have expired prior to the Closing Date in the ordinary course of business;

                             1.37.16.5. LOANS. All loans and loan agreements;


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                             1.37.16.6. CONSUMED PROPERTY. All Tangible
                   Personal Property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date;

                             1.37.16.7. CONTRACTS NOT ASSUMED. The leases,
                   purchase orders, agreements and contracts related to the operation of the Stations which are not among the Contracts to be assumed by Buyer hereunder;

                             1.37.16.8. SELLER'S CAUSES OF ACTION. Seller's
                   rights, claims or causes of action against third parties related to the assets, properties, or Stations' Business which may arise in connection with the discharge by Seller of the liabilities and obligations of the Stations which are not expressly assumed by Buyer hereunder; and

                             1.37.16.9. SELLER'S CORPORATE RECORDS. Any
                   "corporate" minutes, seals, records, stock books or books of account of Seller, it being understood that said books of account shall be available to Buyer for inspection and duplication at Buyer's expense during normal business hours.

         1.38. PROPRIETARY INFORMATION. The term "Proprietary Information" shall mean, but shall not be limited to, any data (including financial data), lists of actual or potential customers or suppliers, business, marketing, sales, pricing or advertising plans, policies, practices or information, directly or indirectly relating to the Stations, the Buyer or Seller, or the Buyer's or Seller's respective officers, directors, stockholders and affiliates, which is not generally known to the public through legitimate origins.

         1.39. PURCHASE PRICE. The term "Purchase Price" shall have the meaning ascribed to it in SECTION 4.1 and its subparts.

         1.40. RULES AND REGULATIONS. The term "Rules and Regulations" shall mean the rules of the FCC as set forth in Volume 47 of the Code of Federal Regulations, as well as such other policies of the Commission, as required or permitted by the Act, whether contained in the Code of Federal Regulations, or not, that apply to the Stations.

         1.41. STATIONS. The term "Stations" shall mean commercial stations WMAN(AM) and WYHT(FM), licensed to Mansfield, Ohio.

         1.42. STATIONS' BUSINESS. The term "Stations' Business" shall mean the day-to-day business, sales and general and broadcast operations of the Stations, as well as any activities of the Seller, the Stations or the Stations' employees or agents, that, directly or indirectly, are designed, intended or planned to (i) promote the Stations or (ii) generate or stimulate revenues, income and/or audience for the Stations.

         1.43. SUPPLEMENTAL ESCROW DEPOSIT. The term "Supplemental Escrow Deposit shall have the meaning ascribed to it in SECTION 4.1.1.1.

         1.44. SURVEYOR'S CERTIFICATE. The term "Surveyor's Certificate" shall mean such certification or other document as may be required from a professional surveyor in order for a title company to issue the title insurance policy required to be delivered to Buyer at the Closing.

         1.45. TITLES AND THE SURVEYS. The term "Titles and the Surveys" as used in SECTION 9.9 shall mean (i) the commitments for ALTA title insurance policies with respect to the Real Property; and (ii) such ground boundary surveys of the Real Property, as may be required in order for a title company to issue the title insurance policy required to be delivered to Buyer at the Closing.

         1.46. TRADE-OUT AGREEMENT. The term "Trade-Out Agreement" shall mean any agreement or arrangement for the sale of broadcast time for which payment is to be made in whole or in part other than in cash.

                                   ARTICLE II
                        REQUIREMENT OF PRIOR COMMISSION
                       APPROVAL; CONTROL OF THE STATIONS

         2.1. COMMISSION CONSENT. Notwithstanding anything to the contrary, the assignment of the Licenses to Buyer is subject to the prior written consent and approval of the Commission, which has been obtained.

         2.2. CONTROL OF STATIONS. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct the operation of the Stations, but such operation, including complete control and supervision of all programs, employees and Stations' policies, shall be the sole responsibility of Seller.

                                  ARTICLE III
                        TRANSFER OF PROPERTY TO BE SOLD

         3.1. CONVEYANCES. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and convey to Buyer and Buyer agrees to purchase on the Closing Date the Property to be Sold, free and clear of all debts, liens, security interests, claims, encumbrances or other liabilities, except as may be otherwise provided for in this Agreement.

         3.2. LIABILITIES; EXPRESS ASSUMPTION ONLY. Buyer shall assume only those obligations under such contracts, leases, and agreements listed and described in EXHIBITS A or C or those specifically consented to by Buyer in writing. The Buyer and Seller further agree that all Liabilities of Seller shall remain the Liabilities of the Seller and the Buyer will not assume, nor be required to assume, any Liabilities of the Seller.

         3.3. ASSUMPTION. Subject to the proration provisions of ARTICLE XIV hereof, Buyer shall assume and undertake to pay, satisfy or discharge only the obligations and commitments of Seller arising after the Closing Date under the contracts included in the Property to be Sold.

                                   ARTICLE IV
        PURCHASE PRICE; ESCROW AGENT AND CONDITIONS; HOLDBACK AGREEMENT

         4.1. PURCHASE PRICE. The Purchase Price for the Property to be Sold, in the following amounts and times under the stated conditions, shall be as follows: SEVEN MILLION THREE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($7,350,000.00). The Purchase Price shall be paid as follows:

                   4.1.1. ESCROW STAKE UPON EXECUTION OF AGREEMENT. FOUR HUNDRED THOUSAND and NO/100 DOLLARS ($400,000.00) delivered by Buyer to Escrow Agent simultaneously with the execution of this Agreement and paid in the form of Immediately Available Funds. The Escrow Stake forthwith shall be deposited by Escrow Agent in an interest-bearing account, and on the Closing Date the Escrow Stake, less any accrued and unpaid interest through the Closing Date, shall be applied toward the Purchase Price for the Stations;

                             4.1.1.1. SUPPLEMENTAL ESCROW STAKE. In the event
                   that Buyer, at Buyer's election, extends the Closing Date to a date later than May 29, 1997, then on May 23, 1997, Buyer shall cause a wire transfer, with confirmation to occur by 4:00 PM (Eastern Time) on May 23, 1997, of Immediately Available Funds for deposit with Escrow Agent of an additional ONE HUNDRED THOUSAND and NO/100 DOLLARS ($100,000.00) (the "Supplemental Escrow Stake), that shall be added by Escrow Agent to the Escrow Stake.

                   4.1.2. PAYMENT AT CLOSING. On Closing Date Buyer shall pay to Seller, in addition to the Escrow Stake (less all accrued interest) to be delivered by Escrow Agent, Immediately Available Funds in an amount that when added to the Escrow Stake will equal SEVEN MILLION THREE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($7,350,000.00), plus or minus any adjustment to be made pursuant to SECTION 5.1 and ARTICLE XIV, hereof, as the balance of the Purchase Price.

         4.2. ADJUSTMENT TO PURCHASE PRICE. In the event that the Broadcast Cash Flow, as determined by Seller's audited financial statements for the fiscal year ended November 30, 1996, shall be less than EIGHT HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($850,000.00), then the Purchase Price shall be reduced by an aggregate amount equal to the product of (i) the amount that the Broadcast Cash Flow is less than EIGHT HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($850,000.00) multiplied by (ii) Nine (9.0).

         4.3. ALLOCATION OF PAYMENTS. Buyer and, Seller and Harrison M. Fuerst each agree to allocate the Purchase Price in accordance with the respective fair market values of the Property to be Sold, the goodwill being purchased and sold and the Non-Compete Agreements provided for herein, in accordance with the requirements of Section 1060 of the Code. Buyer and Seller and Harrison M. Fuerst, each further agrees to file its federal income tax returns and its other tax returns reflecting such allocation. The payments described in
SECTION 4.1, and its subparts, shall be allocated among the assets as specified in EXHIBIT K.

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                   4.3.1. TAX IMPLICATIONS OF ALLOCATION. The parties will use their best efforts to agree upon an allocation of the Purchase Price among the Property to be Sold in accordance with Section 1060 of the Code, and the Treasury Regulations thereunder, in any event, prior to the Closing Date. Should the parties be unable to agree to the allocation by the Closing Date, Buyer, at Buyer's sole expense, shall cause an independent nationally recognized accounting firm or appraiser selected by Buyer to prepare a schedule allocating the Purchase Price among the Property to be Sold. The allocation shall be reasonably satisfactory to Seller, Buyer and Harrison M. Fuerst. Seller, Buyer and Harrison M. Fuerst agree that, after such allocation shall be agreed upon, (i) Seller, Buyer and Harrison M. Fuerst shall use such allocation for all purposes related to the valuation of the Property to be Sold, including, without limitation, in connection with any federal, state, county or local tax returns filed after such allocation shall be agreed upon, and (ii) unless required to do so in accordance with a "determination" as defined in Section 1313(a) (1) of the Code, neither Seller, Buyer nor Harrison M. Fuerst shall take any position in any tax return, tax proceeding, tax audit or otherwise that is inconsistent with such allocation.

         4.4. ESCROW CONDITIONS. The Escrow Stake, deposited with the Escrow Agent pursuant to the terms and conditions hereof, shall be paid on Closing Date by the Escrow Agent to the Seller, and when paid to the Seller shall be credited against the Purchase Price. Any accrued and unpaid interest thereon through the Closing Date shall be paid at Closing to Buyer. In the event of termination under SECTIONS 6.4.2, 15.1.3, 21.2 or 21.3 hereof, the Escrow Agent will repay to Buyer the entire deposited sum plus unpaid interest accrued to date of such dispersal.

         4.5. ESCROW AGENT. It is mutually agreed and understood that Escrow Agent is acting solely and only as escrow agent at the request of Buyer and Seller, pursuant to the terms and conditions of that certain Escrow Agreement appended hereto as EXHIBIT E.

         4.6. HOLDBACK AGREEMENT. A Holdback Agreement substantially in the form attached as EXHIBIT G shall be executed at Closing which will provide that, at Closing, the sum of TWO HUNDRED THOUSAND and NO/100 DOLLARS ($200,000.00) (the "Holdback Amount") shall remain in Escrow following the Closing Date for the term of the survival of warranties as specified in ARTICLE
XVI. The Holdback Agreement shall, in general, provide that if no claims by Buyer for indemnification from Seller pursuant to the indemnification provisions contained in this Agreement and the Holdback Agreement are made by Buyer during that period, the Holdback Amount and all accrued interest shall be released and delivered to Seller; if claims are made against the Holdback Amount by Buyer, the Escrow Agent shall not release or disburse any funds from the Holdback Amount unless directed to do so by a joint written directive from Buyer and Seller, or by order of a court of competent jurisdiction.

         4.7. OTHER CONSIDERATION. On Closing Date Buyer shall pay to (i) Seller, in addition to the Purchase Price, the sum of ONE and NO/100 DOLLARS ($1.00) in consideration of the Non-Compete Agreement to be undertaken and performed by Seller and Treasure Radio, Inc., the General Partner of the Seller, as referred to in ARTICLE XVII; and to (ii) Harrison

M. Fuerst the sum of THREE HUNDRED THOUSAND and NO/100 DOLLARS ($300,000.00) in consideration of the Non-Compete Agreement to be undertaken and performed by Harrison M. Fuerst, also as referred to in ARTICLE XVII.

                                   ARTICLE V
                              ACCOUNTS RECEIVABLE

         5.1. ACCOUNTS RECEIVABLE. All accounts receivable from broadcasts of the Stations which occurred prior to and on the Closing Date to 11:59 PM shall belong to Seller, and from broadcasts which occur thereafter shall belong to Buyer. In the event that Seller shall have received prior to Closing any payments under contracts to be assumed by Buyer at Closing, whether as an advance, deposit or otherwise, which relate to the operation of the Stations after the Closing Date, such payments shall be deemed a part of the Property to be Sold and an amount equal to the aggregate of such payments shall be paid over by Seller to Buyer on the Closing Date.

         5.2. BUYER'S COLLECTION OF ACCOUNTS RECEIVABLE. Buyer agrees for the Collection Period to act as agent for Seller for the collection of Accounts Receivable owing to Seller on account of broadcasts on or prior to the Closing Date. Seller shall furnish to Buyer at Closing a list of said Accounts Receivable, the amounts due and the applicable sales and agency commissions. Buyer shall collect such Accounts Receivable without commission or compensation, and Buyer shall forward to Seller the balance of such Accounts Receivable, after providing for applicable sales and agency commissions, every thirty (30) days during the Collection Period. Buyer shall not, without consent of Seller, compromise or settle for less than full value any such Accounts Receivable. Buyer shall not incur any liability as the result of failure to collect said Accounts Receivable and shall not be required to institute suit to collect, but will exercise its best efforts to collect said Accounts Receivable. Seller will not, without the written consent and approval of Buyer, make any direct solicitation for the payment of said receivables until the Collection Period has ended. Any Accounts Receivable owing to Seller which are not collected within the Collection Period shall be delivered back to Seller. It is understood and agreed that during the Collection Period all moneys collected from advertisers indebted to Seller shall first be applied, as provided herein, toward the payment of the Accounts Receivable owing to Seller. If any such advertiser shall, in good faith, dispute the amount Seller claims is owed to it, Buyer shall promptly so notify Seller in writing and return such Accounts Receivable to Seller who without further permission from Buyer may collect such account. Upon notification and return to Seller of any account as herein provided, Buyer thereafter may deal with such advertiser as if it were not indebted to Seller and without the obligation of applying funds subsequently received from such advertiser to the account of Seller; provided, however, that any payments of Accounts Receivable received by Buyer after the Collection Period shall be promptly remitted to Seller. All payments made to Seller hereunder shall be net of applicable sales and agency commissions.

                                   ARTICLE VI
                    SELLER'S REPRESENTATIONS AND WARRANTIES

         6.0. PREAMBLE. Seller represents, warrants, covenants and agrees as follows:

         6.1. ORGANIZATION AND STANDING. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power and authority to carry on the business now being conducted by it.

         6.2. AUTHORIZATION. Seller has full power and authority to enter into this Agreement, including all supporting documentation, and the execution, delivery and consummation of this Agreement have been duly authorized by all necessary actions on its part. This Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3. FINANCIAL INFORMATION. Concurrently delivered to Buyer by Seller and initialed by the parties are independently audited balance sheets and income statements of the Seller as of and for each of the three fiscal years beginning December 1, 1992, and ended November 30, 1995. Additionally, Buyer shall deliver to Seller no later than March 10, 1997, independently audited accrual financial statements for the fiscal year ended November 30, 1996. All such financial statements shall consist of the operations of the Stations during each of such fiscal years. Each of such audited financial statements, balance sheets and/or income statements will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, will be correct and fairly present the financial condition and results of operations of the Stations as of the date and for the period indicated.

         6.4. TITLE TO PROPERTIES. Seller has, or will have, good and marketable title to all of the Real Property, including Owned Property and Leased Premises, listed in EXHIBIT A, none of which is, or will be, subject to any security interest, mortgage, pledge, lien, conditional sales agreement or other encumbrance or charge of any nature whatsoever, except as listed in EXHIBIT F. Without material omission, all of the Tangible Personal Property contained in the Property to be Sold, used or useful in the operation of the Stations, as of the date hereof, are listed in EXHIBIT D. Except as listed in EXHIBIT F, Seller has good title to all the Tangible Personal Property, none of which, as of the Closing Date, shall be subject to any security interest, pledge, lien, conditional sales agreement or other encumbrance or charge of any nature whatsoever. All Tangible Personal Property used in the operation of the Stations, without material exception, is now and on the Closing Date will be in good operating condition and repair, reasonable wear and tear excepted. Except as set forth in EXHIBIT F, all items of transmitting and studio equipment included in the Tangible Personal Property have been maintained in a manner consistent with generally accepted standards of good engineering practice, and will permit the Stations and any of their auxiliary broadcast stations to operate in all material respects in accordance with the terms of the FCC Licenses, the Rules and Regulations, and all other applicable federal, state, and local statues, ordinances, rules and regulations.

                   6.4.1. REAL PROPERTY. EXHIBIT A contains descriptions of all Owned Property or Leased Premises owned or held by Seller and used or held for use in connection with the Stations' Business and operations of the Stations and leases or licenses or other rights to possession of any Real Property so used or held. The leases listed in EXHIBIT A, hereto, constitute all the Real Property leases to which Seller is a party (either as lessor or lessee) which are material and required or useful in the conduct of the Stations' Business as it is presently being conducted. True and complete copies of such leases and all amendments thereto and modifications thereof are included with or appended to EXHIBIT A. Seller has, or will convey, good and marketable title to all the Owned Property listed in EXHIBIT A, free and clear of all liens, claims, and encumbrances, except for liens to be released at Closing. With respect to each lease for Leased Premises, except as otherwise disclosed in EXHIBIT F, hereto, (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) neither Seller nor any other party is in default in any respect under any such leases and no notice of default or termination has been given or received, nor are there any present disputes or claims with respect to offsets or defenses, and (iv) neither Seller nor any other party has violated any term or condition under any such lease in any material respect. Except as set forth in EXHIBIT F, hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the transactions contemplated herein. To the extent that any third-party consent or approval is required, such consent or approval shall be provided by Seller to Buyer prior to the Closing Date.

                   6.4.2. ENCUMBRANCES. Seller shall convey to Buyer at Closing valid, marketable and insurable fee interest in the Owned Property, subject only to Permitted Encumbrances. EXHIBIT F includes a listing of all encumbrances and exceptions to title either (i) known to Seller relating to the Owned Property or (ii) which are expected to be included as exceptions in any title policy issued to Buyer. Within fifteen (15) Business Days after the execution of this Agreement, Buyer shall order a title report and such survey(s) as the title reporting company may require to issue its policy on each item of Owned Property. Within ten (10) days after receipt of each such report or survey by Buyer, Buyer shall deliver a copy to Seller and, to the extent any exception other than those shown on EXHIBIT F are referenced, Buyer shall notify Seller in writing of all such new exceptions (other than such items as relate to Buyer or are in Buyer's control), to which Buyer objects. With respect to the items listed in EXHIBIT F, such items shall not be considered as Permitted Encumbrances until Buyer has had the opportunity to review and approve the content of any recorded easements, covenants, restrictions or agreements covering any portion of the Real Property, which approval shall not be unreasonably withheld. It is specifically understood that it shall be reasonable for the Buyer to object to such recorded instruments if it is determined that such instruments have been violated or if the same prevent the Real Property from being used for its present uses, and that otherwise said exceptions shall be approved. Upon receipt of such notice, Seller shall take reasonable action to remove, correct, cure or satisfy any exception other than a Permitted Encumbrance. Seller shall not be obligated to bring any action or proceeding or otherwise incur any cost to render title deliverable in accordance with this Agreement, except Seller shall be required to cure title objections which can be cured by the payment of liquidated sums and represent existing monetary obligations (such as a judgment against Seller) and shall be required to satisfy any mortgages encumbering the Owned Property. In the event that Seller determines that it is unable to remove, correct, or cure any of the unacceptable encumbrances upon the exercise of reasonable efforts, which determination shall be made within thirty
         (30) days of the receipt of Buyer's objection(s), Seller shall notify Buyer of such in writing, and Buyer shall have the right at its sole option either (i) to terminate this Agreement, or (ii) to accept such encumbrances as Permitted Encumbrances, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within ten (10) days following Buyer's receipt of Seller's written notice. Should Buyer fail to notify Seller within the ten (10) day period provided by the preceding sentence, then the absence of such notice shall be deemed and construed as Buyer's election to accept any such encumbrances, pursuant to this clause numbered (ii) in the second sentence immediately preceding this sentence.

                   6.4.3. REAL PROPERTY ASSURANCE. Except as set forth in EXHIBIT F, there are no pending or, to the Best of Seller's Knowledge, contemplated condemnation or eminent domain proceedings that may affect the Real Property. To Seller's Best Knowledge, Seller's use and occupancy of the Real Property comply in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all Environmental Laws and sanitary regulations, occupational safety and health regulations, and electrical codes. To the Best of Seller's Knowledge, except with respect to the McPherson Street Buildings, there are no Material structural defects in the buildings, structures, and improvements located on the Owned Property or Leased Premises nor are there any encroachments upon any of the Real Property by any buildings, structures, or improvements located upon adjoining real estate which interfere with the operation of the Stations or which Materially Adversely affect the value or marketability of Seller's interest therein. None of the buildings, structures, or improvements (including but not limited to all guy wires and anchors) constructed on the Real Property encroach upon adjoining real estate and all such buildings, structures, and improvements are constructed in confor-mance in all Material respects with all applicable "setback" lines, easements, and other restrictions or rights of record, or that have been established by any applicable building or safety code or zoning ordinance. The Surveyor's Certificate and the Commitments shall be obtained by Buyer and delivered at the Closing. The Commitments shall be for the amounts reasonably determined by Buyer. The costs of securing and delivering the Surveyor's Certificate shall be borne by Buyer. The costs of securing and delivering the Commitments, including without limitation, all title insurance premiums associated therewith, shall be equally shared by Buyer and Seller. The Owned Property and Leased Premises are all the interests in land now used in or necessary for the operation of the Stations. At Closing, Seller shall deliver to Buyer all architectural, structural, mechanical and electronic plans and specifications in its possession for such buildings, structures and improvements.

         6.5. REAL PROPERTY CONDITION. To Seller's Best Knowledge, except for the McPherson Street Buildings or as disclosed in EXHIBIT F, all buildings and other improvements on the Real Property (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) have been completed and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction. To Seller's Best Knowledge, certificates of occupancy and all other licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the buildings and other improvements on the Real Property, have been paid for, and are in full force and effect.

                   6.5.1. ASSESSMENT STATUS. Except as disclosed in EXHIBIT F, to Seller's Best Knowledge there is no proceeding pending relating to the assessed or reassessed valuation of any parcel of the Real Property.

                   6.5.2. SINGLE PARCELS. Except as disclosed in EXHIBIT F, the Real Property listed on EXHIBIT A is adjacent to and has direct access to each abutting street. All the Real Property parcels listed on EXHIBIT A consist of independent tracts that are not part, parcel, annexed to or subsumed within a subdivision or other realty division. All streets adjoining or traversing the Real Property have been dedicated and accepted by the local municipal authorities.

                   6.5.3. NO PUBLIC IMPROVEMENT ASSESSMENTS. Except as disclosed in EXHIBIT F, no assessments for public improvements have been made or to Seller's Best Knowledge, are proposed to be made, against any parcel of the Real Property which remain unpaid. If any public improvements are ordered after the date hereof and prior to Closing Date, assessments therefor due on or prior to the Closing Date shall be paid by Seller and assessments due after the Closing Date shall be payable by Buyer.

                   6.5.4. PUBLIC UTILITIES. Except as disclosed in EXHIBIT F, all public utilities required for the operation of any parcel of the Real Property either enter that parcel of the Real Property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid public or private easements which will be acquired by Buyer at the Closing Date.

                   6.5.5. MCPHERSON STREET BUILDINGS. Seller makes no representations or warranties of any kind with respect to the McPherson Street Buildings, which are being purchased by Buyer "AS IS;" provided, however, that to Seller's Best Knowledge there are no violations or claims asserted or threatened with respect to the McPherson Street Buildings, by any party except as disclosed in EXHIBIT F hereto.

         6.6. LICENSES. Seller validly holds all licenses, permits and authorizations from governmental or regulatory authorities, including the Commission, which are required for the lawful conduct of its business and the operation of the Stations, and Seller has filed or will timely file any application for renewal of the Stations' License(s) when required. EXHIBIT B is a true and complete list of all Licenses currently held by Seller for the Stations and such Licenses are not subject to any restriction or condition not shown on the face of the Licenses which would limit the full operation of the Stations as presently authorized, other than restrictions or conditions of general applicability imposed by the law or governmental regulation. The Licenses are in full force and effect, and the conduct of the Stations' Business is in accordance therewith in all material respects. Seller has no reason to believe that any of the Licenses would not be renewed for a full term with no materially adverse conditions by the FCC or other granting authority in the ordinary course. Except as may be provided in EXHIBIT F, Seller has no knowledge of any applications or any Material Adverse complaints or proceedings pending or threatened as of the date hereof before the Commission relating to the business or operations of the Stations other than proceedings which generally affect the broadcasting industry. Further, on the Closing Date, Stations will, unless otherwise provided, be on the air with full operating authority (consistent with the Rules and Regulations, the Act, and Environmental Laws and regulations promulgated thereunder) under their present License(s), that all Commission requirements for such authority will have been met in all material respects, and that there will be no uncorrected Commission violations, notices or unsatisfied Commission inquiries known to Seller. The "Public Inspection File" of the Stations will be complete and in material compliance with Section
73.3526 of the Commission's Rules and Regulations on the Closing Date. All ownership reports and documents required to be filed with the Commission with respect to the Stations have been duly and timely filed and are true, correct and complete. Seller has in all material respects maintained all other records and files required by the Rules and Regulations. Without limiting the generality of the foregoing, the Licenses are valid for full terms and are subject to no material restrictions or conditions not shown on their face or imposed by law or governmental regulation of general applicability; all transmitters now operate in a manner such that any Commission action for which environmental factors must be considered would not constitute a major action as defined in 47 C.F.R. 1.1305 or any subsequent radio frequency radiation limitation provisions; and all required proofs of performance or measurements have been, or will be, timely completed and filed at the Stations or Commission, as required.

         6.7. GOVERNMENTAL COMPLIANCE. The Seller is and will, until the Closing Date, be in compliance in all material respects, with all laws and governmental regulations and orders applicable to its business.

         6.8. ABSENCE OF LITIGATION OR PROCEEDINGS. That, except as disclosed on EXHIBIT F, there are no actions, suits or proceedings pending or, to the Best Knowledge of Seller, threatened against or involving it before any court or any local or federal governmental body or administrative agency. Except as disclosed on EXHIBIT F, Seller does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any claim, action, suit or proceeding; and Seller has complied in all material respects with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over Seller.

         6.9. INSURANCE. That Seller now has or will have in force and effect sufficient fire and other insurance on the Property to be Sold, and sufficient liability and other casualty insurance (subject to deductibles which Seller has sufficient resources to fund), and will continue so to have through Closing Date, to prevent the occurrence of a Material Adverse effect in the operation of the Stations. Attached hereto as EXHIBIT H is a schedule of insurance in effect on the date hereof with respect to the properties of Seller used and useful in the operation of the Stations.

         6.10. NORMAL BUSINESS CONDUCT. That Seller, between the date hereof and the Closing Date, will conduct the business of the Stations in the usual manner, in good faith and with due diligence, and will keep in a normal state of repair and operating efficiency the Property to be Sold hereunder, and will maintain at normal levels the equipment, supplies, and other Tangible Personal Property used or to be used or usable in the operation and business of the Stations. Seller will continue its usual expenditures for programming and promotional purposes. The business and operations of the Stations are conducted and will continue until the Closing Date to be conducted by Seller only.

         6.11. FILING OF TAX RETURNS. That, except as set forth in EXHIBIT F, Seller has filed all Federal, State and local tax returns which are required to be filed, and has paid all taxes and all assessments to the extent that such taxes and assessments have become due.

         6.12. LABOR RELATIONS. That, except as disclosed in EXHIBIT F, Seller is not, and on the Closing Date will not be, a party to (i) any labor contract,
(ii) any vacation pay, severance pay or other so-called fringe benefit arrangement with its employees, or (iii) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days. No employee of Seller is represented by a union or other collective bargaining unit, no application for recognition as a collective bargaining unit has been filed with the National Labor Relations Board; and to the Best Knowledge of Seller, there has been no concerted effort to unionize Seller's employees. Except as listed and described in EXHIBIT F, all employees of the Stations are subject to termination without cause subject to and in accordance with applicable state and federal laws. There are no Material controversies pending or, to the Best Knowledge of Seller, threatened between the Seller and any of its employees, and Seller is not aware of any facts which could reasonably result in any such controversy.

         6.13. PERSONNEL DATA. Concurrent with the execution of this Agreement, and subject to strict confidentiality, delivered by Seller and initialed by or on behalf of each Party, is an accurate statement showing, as of the date thereof:

                   6.13.1. PRESENT EMPLOYEES. The names and positions of all persons currently employed by Seller in connection with the maintenance and operation of the Stations, together with a statement of the amount paid or payable to each such person for such services and the basis thereof, their respective dates of hiring, and any accrued sick, personal or vacation days for each (or pay in lieu thereof);

                   6.13.2. COMPENSATION POLICIES. Seller's policies, procedures and practices as to payment of salaries and commissions, sick pay, personal days and vacation time; and

                   6.13.3. OTHER BENEFITS. A description of any other Material compensation or personnel benefits in effect for Seller's employees.

         6.14. EMPLOYEE BENEFIT AND PENSION PLANS. Seller has not maintained or contributed to any "multiemployer pension benefit plans" or any single employer retirement or pension plans.

         6.15. EMPLOYEE COMPENSATION. That from the date of this Agreement through Closing Date Seller will not increase, or agree to increase, the compensation or rate of compensation of any agent or employee of the Stations more than ten percent (10%) or TWENTY-FIVE and NO/100 DOLLARS ($25.00) per week, whichever is greater.

         6.16. NON-DISPOSAL OF PROPERTY. That from the date of this Agreement through the Closing Date, Seller will not sell, transfer or otherwise dispose of any of the Property to be Sold, unless property of like or similar value is substituted therefor.

         6.17. SUPPLIES. That on the Closing Date usable supplies and supply parts shall be at the quantity historically maintained by the Stations.

         6.18. CONTRACTS. That all contracts and agreements are identified and listed on attachments hereto which are enumerated as EXHIBIT C. (The foregoing provisions in this Section shall not apply to any contracts for the sale of time for money on Stations.) Such contracts are to be assigned to Buyer and are now, and on the Closing Date, unless expired by their own terms, will be in full force and effect, shall be unimpaired by any acts or omissions of the Seller, and are assignable. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer prior to Closing any and all necessary consents to the assignments thereof to Buyer for all such contracts designated on EXHIBIT C as material by Buyer.

         6.19. ABSENCE OF CHANGES AND CONDITIONS OF ANTENNA AND TRANSMISSION SYSTEM. That the Property to be Sold hereunder will be in substantially the same condition on the Closing Date as of the date of this Agreement, subject only to ordinary wear; that, except for the McPherson Street Buildings or as disclosed in EXHIBIT F, all Real Property will be in material conformity with applicable building, zoning, Environmental Laws, and other laws, ordinances and regulations and that, except for the McPherson Street Buildings, to Seller's Best Knowledge there are no Material defects therein; and that all of the ground radials, if any, and guy anchors used by and associated with the operation of the Stations are or will be located on the Real Property which is the subject hereof.

         6.20. HOLD HARMLESS. That Seller will hold Buyer harmless for debts, obligations, and Liabilities of whatever kind or nature incurred by Seller or arising on or before the Closing Date.

         6.21. MAINTENANCE AND OPERATION OF EQUIPMENT. That all transmission equipment and other broadcast equipment to be transferred to the Buyer hereunder is and will be operable in accordance with good engineering practice, and will comply with the provisions of Environmental Laws and regulations promulgated thereunder.

         6.22. ABSENCE OF INSOLVENCY. That no insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of the Property to be Sold, are pending or, to the Knowledge of Seller, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of any such insolvency proceedings.

         6.23. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. That except as disclosed in EXHIBIT F, the execution of this Agreement and the performance of the covenants herein contemplated do not, and will not as of the Closing Date, result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Property to be Sold or assets of Seller pursuant to any provision of law, or any indenture, agreement or other instrument to which Seller is a party or by which it may be bound or affected.

         6.24. COMPLIANCE WITH ORDINANCES AND LAWS. That, except for the McPherson Street Buildings or as disclosed in EXHIBIT F, to the Best of Seller's Knowledge, the use of the Stations' premises and any structure or structures thereon will not be, as of the Closing Date, in Material violation of any electrical, building, health or zoning regulations, ordinances, orders or requirements of any federal, state or local governmental authority, and no notice of any violation or infringement relating to the Property to be Sold has been received by Seller.

         6.25. ENVIRONMENTAL COMPLIANCE. To Seller's Best Knowledge, Seller, the Property to be Sold, including without limitation the Stations, the Real Property and the Tangible Personal Property are in full compliance with Environmental Laws. To Seller's Best Knowledge, except for lubricants, cleaners or other consumer products that are maintained in limited quantities for routine maintenance purposes, there are no Hazardous Materials located at or upon the Property to be Sold, including without limitation the Stations, the Real Property or the Tangible Personal Property, nor, to Seller's Best Knowledge, have any Hazardous Materials been stored or deposited thereat at any time in the past. Seller has not received, nor has any knowledge of, any complaint, notice, or order from any person or any agency of the federal, state or local government, with regard to air emissions, water discharges, noise emissions or Hazardous Materials affecting the Property to be Sold, including without limitation the Stations, the Tangible Personal Property, or the Real Property or any portion thereof. Seller shall be, as of the Closing Date and thereafter, solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Property to be Sold prior to the Closing Date.

         6.26. SELLER'S DOCUMENTATION. Seller shall provide such other documents as may be reasonably necessary for the implementation and consummation of this Agreement.

         6.27. SPECIAL ARRANGEMENTS. Seller has disclosed to Buyer any and all arrangements with ASCAP, BMI, radio representatives, vendors of goods and services and all other entities under which Seller enjoys a discount or other benefit.

         6.28. UNDISCLOSED LIABILITIES. Except as otherwise disclosed by Seller to Buyer, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Property to be Sold exists which could, after the

Closing result in any form of transferee liability against Buyer or subject the Property to be Sold to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Property to be Sold by Buyer.

         6.29. FULL DISCLOSURE. No representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         6.30. COMPLETENESS OF ASSETS. The Property to be Sold which shall be delivered to Buyer pursuant to this Agreement constitutes all assets of the Stations and the Stations' business as an ongoing concern. EXHIBITS A through D are true and accurate listings of all the Property to be Sold owned by Seller and useful or used by Seller in the operation of the Stations. Except as provided in SECTION 1.37.16, and its subparts, there is no material asset used or required by Seller in the normal conduct of the Stations which is not owned or leased by Seller and which is not listed on EXHIBIT A through EXHIBIT D, inclusive.

                                  ARTICLE VII
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         7.0. PREAMBLE. Buyer represents, warrants, covenants and agrees as follows:

         7.1. QUALIFICATION. The Buyer is, or its assigns, if any, will be, legally and financially qualified to become a Commission licensee as herein contemplated.

         7.2. AUTHORIZATION AND STANDING. The Buyer is a corporation that on the Closing Date will be duly authorized to do business in the State of Ohio, and will be in good standing under the laws of that state as well as the laws of its state of incorporation; that it has full power and authority to enter into this Agreement; that the execution, delivery and consummation of this Agreement has been duly and validly authorized by its Board of Directors and its stockholders; that the execution, delivery and performance of this Agreement does not violate any provision of its Certificate of Incorporation, its Bylaws, or result in any breach of, or constitute a default under, the provisions of any agreement or other instrument to which the corporation is a party or by which it or its property is bound or affected; and that its stockholders are fully qualified legally and financially as such to hold the Licenses herein sought.

         7.3. PERFORMANCE OF OBLIGATIONS. That Buyer will on the Closing Date and thereafter perform all obligations assumed under the executory contracts to be assigned and transferred to Buyer under this Agreement; that Buyer will collect the receivables for Seller as herein provided and will fully and faithfully discharge all pertinent obligations hereunder.

         7.4. ABSENCE OF CONFLICTING AGREEMENTS. The execution, delivery and consummation of this Agreement by Buyer will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any provision of law, or any indenture, agreement, decree, judgment or other instrument to which it is now subject.

         7.5. HOLD HARMLESS. That Buyer will hold Seller harmless for debts, obligations, and liabilities of whatever kind or nature incurred by Buyer subsequent to the Closing Date, other than those debts, obligations or liabilities due to the action or inaction of Seller prior to the Closing Date.

         7.6. ABSENCE OF INSOLVENCY. That no insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer are pending or, to the Best Knowledge of Buyer, threatened, and Buyer has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

         7.7. FULL DISCLOSURE. No representation or warranty made by Buyer contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         7.8. DOCUMENTATION. That Buyer shall provide such other documents as may be necessary for the implementation and consummation of this Agreement.

         7.9. ABSENCE OF BREACH. At the Closing, Buyer shall certify to Seller that as of the Closing Date, to Buyer's Best Knowledge, there has been no breach by Seller of any of Seller's representations, warranties or covenants hereunder that Buyer has not disclosed to Seller. Such certification shall be delivered by Buyer at the Closing, pursuant to SECTION 10.4. Such representation at Closing shall in no way limit any remedies of Buyer with respect to any breach of Seller's representations, warranties or covenants hereunder discovered by Buyer subsequent to the Closing Date.

                                  ARTICLE VIII
                                   COVENANTS

         8.1. SELLER'S NEGATIVE COVENANTS. Between the date hereof and the Closing Date, Seller will not without the prior written consent of Buyer:

                   8.1.1. ENGAGE IN CONTRACTS. Enter into any contracts or commitments or engage in any transaction relating to Stations or Stations' Business, except in the normal and usual course of business;

                   8.1.2. CANCEL CONTRACTS. Except with Buyer's consent, cancel, modify or in any way impair any of the contracts, leases or other agreements relating to Stations or Stations' Business which are included in the Property to be Sold;

                   8.1.3. CREATE ENCUMBRANCES. Create any mortgage, pledge, lien or encumbrance affecting any of the Property to be Sold whether now or hereafter acquired that is not fully discharged by Seller on or before the Closing Date;

                   8.1.4. DISPOSE OF ASSETS. Sell, assign, lease or otherwise transfer or dispose of any of the assets or properties included or to be included in the Property to be Sold, except in the normal and usual course of business; and

                   8.1.5. MERGE OR CONSOLIDATE. Enter into any agreement for the merger or consolidation of Seller into or with any other corporation or entity.

                   8.1.6. EMPLOYMENT TERMS. Except for changes in the ordinary course or changes permitted by SECTION 6.15, absent Buyer's prior written consent, change or agree to change any terms of employment, including without limitation, salary or wage rates of, or any pension or bonus plan affecting, any officer or employee of the Seller.

                   8.1.7. CHANGED BENEFITS. Undertake or accrue any bonus, profit sharing, retirement, insurance, death or other fringe benefit or other extraordinary compensation or set aside, to be paid to any officer or employee of Seller; or undertake, adopt or agree to any new retirement, pension, profit-sharing, bonus, stock option, termination pay, hospitalization, vacation, or other similar employee benefit plan, formal or informal, that provides or will provide any fringe benefit of any kind other than regular wages to one or more employees or former employees.

                   8.1.8. UNIONS. Contract with any labor union.

                   8.1.9. CONSISTENT ACCOUNTING METHODS. Make any change in any method of accounting or accounting practice.

                   8.1.10. EXCLUSIVITY. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any shareholder, director, officer, employee or other representative of Seller: (i) will initiate, solicit or encourage, directly or indirectly, any Acquisition Proposal; (ii) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iii) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section.

         8.2. SELLER'S AFFIRMATIVE COVENANTS. Between the date hereof and the Closing Date Seller will:

                   8.2.1. ALLOW ACCESS. Upon reasonable advance notice, give Buyer and its authorized representatives full access during normal business hours to all properties, books, facilities, records, contracts and documents and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations as Buyer may reasonably request (it being understood that the rights of Buyer under this subparagraph shall not be exercised in such a manner as to interfere unreasonably with the operation of the Stations); provided, however, that Buyer will indemnify, defend and hold Seller harmless from any actual liability resulting from Buyer's access to and use of the foregoing properties, books, etc., from the date of this Agreement through the Closing Date;

                   8.2.2. FURNISH FINANCIAL DATA. Furnish to Buyer such unaudited balance sheets, income statements or other information concerning the financial condition of Seller and Stations as Buyer may reasonably request, including, but not limited to, monthly income, expense and collection reports;

                   8.2.3. PRESERVE BUSINESS. Diligently carry on the Stations' Business, and use commercially reasonable efforts to preserve the business organization of the Stations intact, to keep its employees available to Stations, and to maintain the Stations' Business;

                   8.2.4. COMPLY WITH LAWS. Use commercially reasonable efforts to (i) comply with all applicable laws and regulations to which Seller is subject with respect to the operation and maintenance of the Stations, and (ii) remove any Hazardous Materials from the Property to be Sold;

                   8.2.5. MAINTAIN INSURANCE. Seller will maintain in force and effect through the Closing Date sufficient fire, liability, casualty and other insurance on the Property to be Sold, to reasonably and prudently cover the risk of a Material Adverse change in the Property to be Sold.

                   8.2.6. PROVIDE NOTICE. Notify Buyer of any Material litigation pending or threatened against Stations or Seller or any Material damage to or destruction of any assets included or to be included in the Property to be Sold.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         9.0. PREAMBLE. The obligations of Buyer hereunder are, at the option of Buyer, subject to compliance, at or prior to the Closing Date, with each of the following conditions:

         9.1. COMMISSION CONSENT. The Commission's consent to the assignment of the Licenses to Buyer has been obtained without any conditions Materially Adverse to Buyer, and such consent, at the election of Buyer, has become a Final Order. FCC consent to the FCC Application was granted on March 17, 1997, and became a Final Order on April 29, 1997.

         9.2. REPRESENTATIONS AND WARRANTIES. Representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date and the time of Closing hereunder and each and all of the agreements of Seller to be performed on or prior to Closing hereunder pursuant to the terms of this Agreement shall have been duly performed, and Seller shall have delivered to Buyer its certificate as to such representations and warranties, dated as of the Closing Date, signed by Seller's President that such is the case.

         9.3. LITIGATION OR ADVERSE CHANGE. No litigation, investigation or proceeding of any kind shall have been instituted or threatened which would Materially Adversely affect the Stations' Business, nor since the effective date of this Agreement, has any Material Adverse change occurred in respect of the Stations' Business, or any of the Property to be Sold hereunder, and, to the Best of Seller's Knowledge, no fact or condition exists or is contemplated or threatened which might cause such a Material Adverse change in the future.

         9.4. OPINION OF COUNSEL. The Buyer shall have received a written opinion of counsel for Seller, dated as of the Closing Date, in customary form and substance as follows:

                   9.4.1. GOOD STANDING. Seller is duly organized, validly existing, authorized and qualified to conduct business and in good standing under the laws of the State of Ohio; and has full power and authority to enter into and perform all obligations under this Agreement;

                   9.4.2. AUTHORIZATION FOR AGREEMENT. This Agreement has been duly authorized, executed and delivered by the Seller;

                   9.4.3. AUTHORIZATION FOR ASSIGNMENT. The sale and assignment of all of the Property to be Sold and the business to be transferred to the Buyer hereunder have been duly authorized by all necessary action, and deeds of conveyance, bills of sale and all other instruments delivered to the Buyer hereunder have been duly authorized, executed and delivered to conform with all legal requirements to vest in the Buyer good and valid title to all such Property to be Sold and the business to be transferred;

                   9.4.4. ABSENCE OF ENCUMBRANCES. That except as provided in EXHIBIT F, said counsel has no knowledge of any defects, liens, encumbrances, or rights of third parties with respect to any of the Property to be Sold other than liens or encumbrances which, simultaneously with the Closing of the purchase by Buyer of the Property to be Sold, will be fully discharged by application, in whole or in part, of the amount to be paid to Seller by Buyer at the time of Closing;

                   9.4.5. ABSENCE OF BREACH. So far as is known to said counsel, the execution, delivery and performance of this Agreement by Seller will not violate, result in a breach of, or constitute a default under any agreement or order to which Seller is a party or to which it is subject; and

                   9.4.6. ABSENCE OF SUIT. Except as may be specified in its opinion, such counsel does not know of any action, suit, proceeding, investigation or claim, pending or threatened, against Seller.

                   9.4.7. FCC OPINION. That FCC counsel opines as follows:

                             9.4.7.1. VALID AND FULL FORCE LICENSES. To the
                   best of counsel's knowledge: (i) Seller has been authorized by the FCC to hold each of the Licenses as identified in EXHIBIT B; (ii) the Licenses are in full force and effect and none of the Licenses are subject to any material adverse condition, other than conditions that appear on the face of the Licenses or pertain to the Licenses under the Rules and Regulations; (iii) the main station licenses for the Stations are scheduled to expire as set forth in the opinion; and (iv) the Licenses constitute all of the main station licenses, permits, consents and other authorizations required in order to operate a radio broadcast station on the frequency and in the community in which the Stations operate.

                             9.4.7.2. FCC CONSENT WITHOUT MATERIALLY ADVERSE
                   CONDITIONS. The FCC's Mass Media Bureau, pursuant to delegated authority, has granted all consents required for the assignment of each of the Licenses from Seller to Buyer as provided in the Agreement, without any Materially Adverse conditions, other than standard conditions contained on the printed FCC Form 732, existing as of the date of the Agreement, or pertaining to the Licenses under generally applicable rules or policies of the FCC. All applicable administrative and judicial appeal, review and reconsideration periods with respect to such consents have expired and to the best of counsel's knowledge no appeal, review or reconsideration has been taken or instituted by any party or by the FCC on its own motion. To counsel's knowledge, the Seller has filed with the FCC in connection with the Stations all reports and other filings required to be filed as of the Closing Date by Seller under the Act and Rules and Regulations, except for reports or filings that if not so filed would not reasonably be expected to have a Material Adverse effect on the Seller with respect to the Stations.

                             9.4.7.3. NO IMPAIRMENTS OR ADVERSE CLAIMS. Except
                   for rule making proceedings, similar proceedings, or order of general applicability to entities such as the Seller or to facilities such as the Stations, to FCC counsel's knowledge there are (i) no FCC judgments, decrees or orders that have been issued against the Seller with respect to the Stations or any of the Licenses that would reasonably be expected to impair materially the operation of the Stations, and (ii) no proceedings, claims, complaints, investigations or other actions by or before the FCC pending or threatened against or in respect of the Stations or any of the Licenses, including without limitation, any notice of violation, notice of apparent liability, order to show cause or order of forfeiture.

         9.5. COVENANTS. All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been duly complied with or performed in all material respects.

         9.6. CERTIFICATION. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by its President to the effect that the representations and warranties contained in ARTICLE VI hereof are true and correct in all substantial respects, and that between the date hereof and the Closing Date, Seller has complied in all substantial respects with the covenants provided in ARTICLE VIII hereof.

         9.7. CONSENTS OF THIRD PARTIES. On the Closing Date, each person, firm, association or corporation, the consent or approval of which is required respecting the sale, conveyance, transfer and assignment of the Property to be Sold, including the contracts to be assigned to Buyer, and designated by Buyer on EXHIBIT C as material, as herein provided, shall have duly consented to or approved such sale, conveyance, transfer and assignment except insofar as such consent or approval shall have been waived by Buyer. Buyer shall have received the Surveyor's Certificate.

         9.8. -- INTENTIONALLY LEFT BLANK.

         9.9. TITLES AND THE SURVEYS. Subject to SECTION 6.4.3, Buyer shall have received the Titles and Surveys. The costs and expenses of obtaining the Titles and the Surveys shall be borne as provided in SECTION 6.4.3. The Titles and the Surveys shall in all reasonable respects be acceptable to Buyer. The Surveys shall be made and prepared in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1986.

         9.10. NO CHANGE. No Material Adverse change in the Stations' Business, prospects, or conditions (financial or otherwise), the Stations, or the Property to be Sold shall have occurred, be threatened or be reasonably likely to occur.

         9.11. OPERATION OF THE STATIONS. WMAN shall be operating at a nominal power of 0.92 kilowatts day and nighttime, and WYHT shall be operating at a power of fifty thousand watts (horizontal and vertical), each pursuant to valid FCC operating authority, and in accordance with the Rules and Regulations.

                                   ARTICLE X
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         10.0. PREAMBLE. The obligations of Seller hereunder are, at the option of the Seller, subject to compliance, at or prior to the Closing Date, with each of the following conditions:

         10.1. COMMISSION CONSENT. The Commission's consent to the assignment of the Licenses to Buyer has been obtained without any conditions Materially Adverse to Seller, and such consent has become a Final Order. FCC consent to the FCC Application was granted on March 17, 1997, and became a Final Order on April 29, 1997.

         10.2. PERFORMANCE BY BUYER. Buyer shall have performed in all material respects the undertakings and agreements of Buyer to be performed hereunder on or before the Closing Date.

         10.3. OPINION OF COUNSEL. The Seller shall have received a written opinion of counsel for Buyer, dated as of the Closing Date, in customary form and substance as follows:

                   10.3.1. ORGANIZATION AND AUTHORITY. Buyer, or its assigns, is duly organized, validly existing and in good standing under the laws of its state of incorporation, and is authorized and qualified to conduct business in and under the laws of the State of Ohio; and has full power and authority to enter into and perform all obligations under this Agreement;

                   10.3.2. VALID OBLIGATION. This Agreement has been duly authorized, executed and delivered by the Buyer, or its assigns, and constitutes the valid and binding obligation, enforceable in accordance with its terms, of Buyer;

                   10.3.3. ABSENCE OF BREACH. So far as is known to said counsel, the execution, delivery and performance of this Agreement by Seller will not violate, result in a breach of, or constitute a default under any agreement or order to which Buyer is a party or to which it is subject; and

                   10.3.4. ABSENCE OF SUIT. Except as may be specified in its opinion, such counsel does not know of any action, suit, proceeding, investigation or claim, pending or threatened, against Buyer that would interfere with, obstruct or foreclose (i) Buyer from Closing or
         (ii) Buyer's duties and obligations under this Agreement.

         10.4. REPRESENTATIONS AND WARRANTIES. Representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date and the time of Closing hereunder and each and all of the agreements of Buyer to be performed on or after the Closing hereunder pursuant to the terms of this Agreement shall be duly performed, and Buyer shall have delivered to Seller its certificate, dated as of the Closing Date, signed by Buyer's President that such is the case. Buyer shall deliver the certificate provided for in SECTION 7.9.

                                   ARTICLE XI
                                 BULK SALES LAW

         11.1. WAIVER AND INDEMNIFICATION. Buyer hereby waives compliance by Seller with bulk sales laws application to the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any and all failure by Seller to comply with any applicable bulk sales law.

                                  ARTICLE XII
                            SALES AND TRANSFER TAXES

         12.1. PAYMENT. Seller shall pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, transfer and delivery to Buyer of the Property to be Sold.

                                  ARTICLE XIII
                                   BROKERAGE

         13.1. BROKER AND FEE. Buyer and Seller each represents to the other that no broker, except Blackburn & Co., Inc., is involved with respect to this transaction, and each will indemnify the other and hold the other harmless for any other broker claiming through it. Seller solely shall be responsible for the payment of the Broker's fee.

                                  ARTICLE XIV
                               PRORATED EXPENSES

         14.0. PREAMBLE. Any prorations not agreed on at Closing will be agreed on and adjusted by the parties within sixty (60) days after the Closing Date. At Closing, the expenses shall be prorated in accordance with generally accepted accounting principles and shall include, but not be limited to, the following:

         14.1. UTILITIES. If Seller shall not have paid through Closing Date all utility charges such as telephone, electricity and gas, Buyer shall be entitled to a credit therefor based upon the last paid bills for similar charges.

         14.2. PREPAID OBLIGATIONS. Seller shall be entitled to a credit for the unearned portion of any prepaid obligation of Seller which Buyer may elect to assume.

         14.3. EMPLOYEE'S SALARIES. All wages and salaries of Seller's employees shall be paid and discharged by Seller to and including 11:59 P.M. on the Closing Date, but to the extent, for reasons beyond Seller's control, Seller shall be unable to discharge its obligations in full as to any employee or employees, Buyer shall be allowed a credit therefor to permit payment thereof by Buyer.

         14.4. EMPLOYEE AND EMPLOYEE BENEFITS.

                   14.4.1. SELLER'S OBLIGATION RESPECTING TERMINATED EMPLOYEES. The parties acknowledge and agree that Buyer shall have the right to elect which of the Stations' employees it shall hire. At least forty
         (40) days prior to the Closing Date with respect to contract employees and fifteen (15) days prior to the Closing Date with respect to non-contract employees, Buyer shall provide Seller with a list of all the Stations' employees that Buyer will employ, and it shall be the obligation of the Seller to terminate any employees not on said list on or before the Closing Date. Seller shall be responsible for payment of all compensation, liabilities and obligations (including accrued vacation and sick pay and severance pay) accrued or payable to all employees through the Closing Date. Seller shall indemnify, defend and hold Buyer harmless from and against all direct or indirect costs, expenses and liabilities arising from or relating to claims made by the Stations' employees in respect of termination of employment by Seller with the Stations by reason of the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless from and against all direct or indirect costs, expenses and liabilities arising from or relating to claims after the Closing Date made by the Stations' post-Closing Date employees in respect of severance payments claimed by such employees as the result of post-Closing Date terminations by Buyer.

                   14.4.2. SELLER'S OBLIGATION RESPECTING RETAINED EMPLOYEES. All wages, salaries and benefits due the Stations' employees through the Closing Date shall be paid and discharged by Seller as of and including 11:59 P.M. on the Closing Date, all in accordance with Seller's personnel policies, plans and benefits. Subsequent to the Closing Date, Buyer shall be responsible for all wages, salaries and benefits due the Stations' employees hired by Buyer, in accordance with Buyer's personnel policies, plans and benefits. As of the Closing Date there shall be a pro forma termination by Seller of all the Stations' non-contract employees not otherwise terminated in the ordinary course of business, or in accordance with this Agreement. For the purposes of this Section, pro forma termination shall pertain to those employees who will be retained and hired by Buyer, and such termination by Seller shall be for the clarifying purpose of removing said employees from Seller's payroll and enrolling them on Buyer's payroll so as to avoid and eliminate, except as otherwise provided by this Agreement, concomitant payroll obligations to said employees by both Buyer and Seller.

         14.5. VACATION AND SICK PAY ALLOWANCES. Buyer shall be allowed a credit for accrued vacation and sick pay allowances due employees.

         14.6. TAXES. Buyer shall prorate with Seller for accrued personal property, real estate and any other taxes based upon the last ascertainable tax bill.

         14.7. BUYER'S SERVICES. Buyer shall be allowed credit as to any prepayment received by Seller for services to be rendered by Buyer after Closing. Seller shall be allowed credit for services rendered by it for which payment will be received by Buyer after Closing.

         14.8. FEES AND OUT-OF-POCKET EXPENSES. Seller and Buyer each shall pay one-half (1/2) of the Commission's fee respecting the FCC Application, and the newspaper publication costs for the required Commission Public Notice. Each shall be solely responsible for its respective fees and out-of-pocket expenses paid to its respective agents, counsel and advisors, whether or not the transaction is consummated.

         14.9. FEE REFUNDS. Should the Commission refund all or any portion of fees paid to the Commission by Seller as licensee of the Stations, Seller at Closing or thereafter shall be entitled to such refund(s) pertaining to the period during which the Seller was the licensee of the Stations.

         14.10. ESCROW FEES. Seller and Buyer shall each pay one-half (1/2) of the fee, if any, charged by Escrow Agent to act hereunder.

         14.11. TRADE-OUT AGREEMENTS. To the extent the aggregate value of the Stations' future performance obligations under all Trade-Out Agreements exceeds or is less than the aggregate value of the goods, services or other items to be received thereunder by an amount greater than FIVE THOUSAND and NO/100 DOLLARS ($5,000.00), then Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the amount of such difference. No adjustment shall be made if the trade surplus or deficit is less than FIVE THOUSAND and NO/100 DOLLARS ($5,000.00).

         14.12. POST CLOSING DATE OPERATING REVENUES AND EXPENSES. Notwithstanding the foregoing to the contrary, in the event that the Closing Date is May 29, 1997, then Buyer shall assume all of the operating expenses for the Stations as of the Closing Date, and Seller shall be entitled to receive and keep all of the Accounts Receivable, income and revenues from the operation of the Stations through 11:59 PM (Eastern Time) on May 31, 1997. In such event, as of 12:01 AM (Eastern Time) on June 1, 1997, and thereafter, Buyer shall be entitled to receive and keep all of the income and revenues from the operations of the Stations.

                                   ARTICLE XV
                                  RISK OF LOSS

         15.1. BURDEN OF RISK; BUYER'S OPTION. The risk of loss, damage or destruction of the Property to be Sold from fire or other casualty or cause shall be borne by the Seller at any time prior to the Closing hereunder. Upon the occurrence of any loss or damage of any of the Property to be Sold as the result of fire, casualty or other causes prior to Closing, Seller shall immediately notify Buyer of the same in writing stating with particularity the extent of the loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of the Property to be Sold, or portion thereof, that is lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof, Buyer shall have the option (but not the obligation) exercisable within fifteen
(15) Business Days after the receipt of such notice from Seller to:

                   15.1.1. POSTPONEMENT. Postpone Closing until such time as the Property to be Sold, or portion thereof that has been lost, damaged or destroyed, has been completely repaired, replaced or restored; or

                   15.1.2. ELECT CONSUMMATION. Consummate the Closing and accept the Property to be Sold in its "then" condition. In the event the Buyer shall elect to consummate the Closing before the Property to be Sold has been fully and completely repaired, replaced or restored, Seller shall assign to Buyer all rights it may have under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy theretofore received by Seller with respect thereto; or

                   15.1.3. TERMINATE. Terminate this Agreement if the repair, replacement or restoration provided for in SECTION 15.1.1 has not been completed within sixty (60) days after such loss, damage or destruction or by the date of the postponed Closing under SECTION 15.1.1, whichever occurs later.

                                  ARTICLE XVI
                                    SURVIVAL

         16.1. SURVIVAL OF WARRANTIES. All warranties, representations and covenants contained herein shall survive Closing hereunder for eighteen (18) months after the Closing Date. The acceptance of delivery of property or the delivery thereof hereunder shall not constitute a waiver of any warranty, representation, covenant or condition herein contained; and Seller and Buyer shall remain liable each to the other for damages resulting from the breach, nonperformance, failure or nonfulfillment of any warranties, representations or covenants.

                                  ARTICLE XVII
                             NON-COMPETE AGREEMENT

         17.1. DELIVERY AND CONSIDERATION. Seller and Harrison M. Fuerst agree that at the time and place of Closing they will execute, or cause to be executed, and deliver to Buyer Non-Compete Agreements, in a form reasonably satisfactory to counsel for Seller, Harrison M. Fuerst and Buyer, and substantially as set forth in EXHIBIT I, hereto.

                                 ARTICLE XVIII
                              TRADE-OUT AGREEMENTS

         18.1. LIMITED ASSUMPTION. It is understood and agreed that Seller shall employ commercially reasonable efforts in the time prior to Closing to conclude all obligations of the Stations and of Seller, and any affiliate, subsidiary or other party in interest, with reference to Trade-Out Agreements, so that at Closing Buyer shall have no obligation with reference to such arrangements, except as provided in SECTION 14.11. It is further understood and agreed that Stations may enter into Trade-Out Agreements in the time prior to Closing Date for the benefit of the Stations' promotion, advancement or improvement. As to such arrangements Buyer shall discharge Stations' obligations after Closing, subject to adjustments to the Purchase Price as provided in SECTION 14.11.

                                  ARTICLE XIX
                                INDEMNIFICATION

         19.1. SELLER'S INDEMNIFICATION. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all losses, damages, costs, liabilities and expenses (including, without limitation, reasonable attorney's fees and disbursements) resulting from or arising out of:

                   19.1.1. LIABILITIES. Any and all liabilities, obligations, commitments or actions of Seller, of any nature at the time of Closing, whether absolute or contingent, matured or unmatured, known or unknown (including, but not limited to, all liabilities, obligations or commitments of Seller) which first accrued, occurred, or were to be performed, prior to the time of Closing, (i) under the contracts included in the Property to be Sold, or (ii) as a result of the business of the Seller or operation of the Stations, or (iii) under all contracts, agreements and leases to which Seller is a party and which are not included in the Property to be Sold, except liabilities, obligations or commitments of Seller which first accrue or are to be performed following the time of Closing under the contracts included in the Property to be Sold;

                   19.1.2. BREACHES. The breach of any of the representations, warranties, covenants or agreements of the Seller set forth in the Agreement.

         19.2. BUYER'S INDEMNIFICATION. Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, liabilities and expenses (including, without limitation, reasonable attorney's fees and disbursements) resulting from or arising out of:

                   19.2.1. LIABILITIES. Any and all liabilities, obligations, commitments or actions of Buyer, of any nature at or after the time of Closing, whether absolute or contingent, matured or unmatured, known or unknown (including, but not limited to, all liabilities, obligations or commitments of Buyer) which first accrued, occurred, or are to be performed, after the time of Closing, (i) under the Contracts included in the Property to be Sold, or (ii) as a result of the business of the Buyer or the operation of the Stations, or (iii) after the Closing, under all contracts, agreements and leases to which Buyer becomes a party.

                   19.2.2. BREACHES. The breach of any of the representations, warranties, covenants or agreements of the Buyer set forth in the Agreement.

         19.3. RIGHT TO DEFEND. Should any claim or liability be asserted by a third party against either Seller or Buyer which would give rise to a claim for indemnification under the provisions of this Article by a Party to this Agreement, then the Claimant shall promptly notify, in writing, the other Party to this Agreement, the Indemnitor, and the Indemnitor shall be entitled, at its own expense, and upon written notice to the Claimant, to compromise or defend such claim. The Claimant may not settle any claim without the consent of the Indemnitor, except upon terms and conditions offered or consented to by the Indemnitor.

                                   ARTICLE XX
                         COVENANT OF FURTHER ASSURANCES

         20.1. ACTION AND DELIVERY. After the Closing, each of the Parties, upon the reasonable request of the other, will take such other action and execute and deliver such further instruments of assignments, conveyance and transfer as may be reasonably necessary to assure, complete and evidence the full and effective transfer and conveyance of the Property to be Sold pursuant to this Agreement.

                                  ARTICLE XXI
       APPLICATION PROSECUTION; REMEDIES; TERMINATION; BROADCAST FAILURE

         21.1. APPLICATION PROSECUTION. In the event that either Party fails to exercise good faith and fails through its fault to supply to the Commission a substantially complete and acceptable FCC Application as such portion thereof applies to each respectively within the time limit hereinafter set forth, or either Party fails to exercise good faith and fails through its own fault to supply appropriate amendments pertaining to the FCC Application within twenty-five (25) days (or such longer period as shall be fixed by the Commission for response) of the date upon which such data is requested in writing by Commission personnel, or if either Party, after the Commission grant of the FCC Application fails through its own fault or refuses in bad faith to close as herein provided, such fault or failure will be considered to be a willful and material breach of this Agreement.

         21.2. REMEDIES ON BREACH. The Parties acknowledge that the Stations are of a special, unique and extraordinary character and that damages are inadequate to compensate for any breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants or obligations under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election in lieu of other remedies available to it, and subject to obtaining any requisite approval of the FCC, Buyer may seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists. In the event of a material breach by Buyer of its representations, warranties, covenants or obligations under this Agreement, Seller shall have the option of having paid over to it the Escrow Stake as liquidated damages as its sole and exclusive remedy, or pursuing as its alternative sole and exclusive remedy a decree of specific performance requiring Buyer to fulfill its obligations under this Agreement, and Buyer agrees to waive its defense that an adequate remedy at law exists. The foregoing remedies shall be available only to a Party not in material breach of this Agreement at the time any such remedy is asserted by it by written notice to the other Party. The prevailing Party shall be entitled to recover its reasonable legal expenses, including attorneys' fees (at trial and on appeal) from the losing Party.

                   21.2.1. OPPORTUNITY TO CURE. If Seller or Buyer believes the other to be in default hereunder, as provided above in SECTION 21.2, the party believing a default has occurred shall provide the other with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (i) the Closing Date, or (ii) within ten (10) Business Days after delivery of that notice, then, subject to the provisions of this Agreement, the party giving such notice may terminate this Agreement and/or exercise the remedies available to such party pursuant to this Agreement; provided, however, that if Buyer fails to Close by the Closing Date, as provided above, and Buyer has not furnished Seller with notification of a re-scheduled Closing Date as permitted by SECTION 1.11, or if Buyer has provided notice of a re-scheduled Closing Date and fails to Close on said re-scheduled Closing Date, then Seller, so long as Seller is not in default under this Agreement, shall not be required or obligated to provide ten (10) Business Days advance notice of such failure by Buyer to Close, and immediately may terminate this Agreement upon written notice to Buyer, and exercise its remedies hereunder.

         21.3. TERMINATION. This Agreement may be terminated, by written notice given by either party (provided such party is not in material breach of any of its obligations, representations, warranties or duties hereunder) to the other party hereto, at any time prior to the Closing Date as follows:

                   21.3.1. WRITTEN CONSENT. By mutual written consent of the Parties;

                   21.3.2. ORDER OR DECREE. By either party, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission having jurisdiction over the Parties and the Agreement shall have issued a valid order, decree or ruling or taken any other valid action, in each case permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such valid order, decree, ruling or other action shall have become final and nonappealable;

                   21.3.3. BREACH BY SELLER. By Buyer if Seller fails to materially perform, or materially breaches, any of its obligations, representations, warranties or duties under this Agreement and Seller has not reasonably cured such failure to materially perform, or such material breach, in accordance with SECTION 21.2;

                   21.3.4. BREACH BY BUYER. By Seller if Buyer fails to materially perform, or materially breaches, any of its obligations, representations, warranties or duties under this Agreement and Buyer has not reasonably cured such failure to materially perform, or such material breach, in accordance with SECTION 21.2.1, above;

                   21.3.5. FCC DENIAL. By either party, if the FCC denies the FCC Application and such denial becomes final and nonappealable;

                   21.3.6. LAPSE OF TIME. By either party, if the Closing has not occurred within two hundred ten (210) days after the date on which the FCC Application is accepted for filing, unless such period is extended or postponed by either of the Parties as provided in this Agreement; or

                   21.3.7. SERVICE INTERRUPTION. By Buyer, if either of the Stations is off the air, other than for scheduled interruptions or maintenance, for more than seven (7) aggregate hours per day for any six (6) consecutive day period, or for a total of sixty six (66) hours or more in any thirty (30) day period or is operating at less than seventy percent (70%) of full power for twelve (12) consecutive days.

         21.4. NON EXCLUSIVE TERMINATION RIGHTS. The termination rights provided in SECTION 21.3, and its subparts, are in addition to, and do not preclude, any other termination rights of the Parties provided in this Agreement.

                                  ARTICLE XXII
                             PERFORMANCE AT CLOSING

         22.1. SELLER'S PERFORMANCE. At the Closing hereunder the Seller will:

                   22.1.1. LICENSE ASSIGNMENTS. Deliver to Buyer assignments of the Licenses set forth in EXHIBIT B, hereto, transferring the same to Buyer in customary form and substance;

                   22.1.2. BILL OF SALE. Deliver to Buyer a bill of sale and all other appropriate documents and instruments in a form and substance reasonably acceptable to counsel for Buyer, assigning good and marketable title to the Property to be Sold, free and clear of any mortgages, liens, attachments, conditional sales, contracts, claims or encumbrances of any kind whatsoever, and such assignments and further instruments as may be necessary to transfer to Buyer all work in process generated in connection with the operation of the Stations;

                   22.1.3. LAND DOCUMENTS. Assign to Buyer, in recordable form, all of Seller's rights to and under any ground lease(s), free and clear of all encumbrances and any other adverse claims, and convey, by lawful limited warranty deed, or by other documents of transfer reasonably acceptable to counsel for Buyer, Seller's right, title and interest in and to the Real Property described and identified in EXHIBIT A, hereto, free of any encumbrances and adverse claims;

                   22.1.4. TRANSFER INSTRUMENTS. Deliver to Buyer such assignments and further instruments of transfer as Buyer may reasonably require to effectuate the assignment to it of those contracts, leases and agreements to be assumed by Buyer pursuant to this Agreement;

                   22.1.5. SELLER'S CERTIFICATE. Deliver to Buyer the certificate of Seller as of the Closing Date in accordance with SECTIONS 9.2 and 9.6 of this Agreement;

                   22.1.6. CORPORATE RESOLUTION. Deliver to Buyer a certified copy of a resolution of the Board of Directors of Seller's General Partner, Treasure Radio, Inc., authorizing the execution of this Agreement and the consummation of the transactions described herein, together with all other corporate, shareholder and partnership consents and approvals which counsel for Buyer may reasonably request;

                   22.1.7. OPINION OF SELLER'S COUNSEL. Deliver to Buyer the written opinion of Seller's counsel, dated as of the Closing Date, pursuant to the provisions of ARTICLE X of this Agreement;

                   22.1.8. ADDITIONAL DOCUMENTS. Deliver to Buyer such other documents as counsel for Buyer may reasonably request for the purpose of consummating the transactions described herein.

         22.2. BUYER'S PERFORMANCE. At the Closing hereunder the Buyer will:

                   22.2.1. PURCHASE PRICE. Deliver to Seller, in accordance with the provisions of this Agreement, the moneys payable at the Closing as set forth in ARTICLE IV of this Agreement;

                   22.2.2. OPINION OF BUYER'S COUNSEL. Deliver to Seller the written opinion of Buyer's counsel, dated as of the Closing Date, pursuant to the provisions of ARTICLE X of this Agreement;

                   22.2.3. ASSUMPTION AGREEMENT. Deliver to Seller an assumption agreement in a form reasonably satisfactory to Seller; and

                   22.2.4. ADDITIONAL DOCUMENTS. Deliver to Seller such other documents as counsel for Seller may reasonably request for the purpose of consummating the transactions described herein.

                                 ARTICLE XXIII
                            MISCELLANEOUS PROVISIONS

         23.1. BENEFIT. This Agreement shall be binding upon the heirs, executors, administrators, assigns, successors, and legal representatives of the parties hereto. Buyer may assign this Agreement, without the prior written consent of Seller, to a corporation in which Buyer, or Buyer's controlling principals, shall hold a controlling voting interest; such corporation to be legally, financially and otherwise qualified to be the licensee of the Stations. Except as provided herein, this Agreement may not be assigned by Buyer without Seller's prior written consent.

         23.2. HEADINGS. The headings of the paragraphs of this Agreement are for the convenience of reference only, and do not form a part hereof, and in no way define, limit, describe, modify, interpret or construe the meanings of the parties, the scope of this Agreement or the intent of any paragraph hereof.

         23.3. COUNTERPART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto; notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be effective as of the date first set forth above.

         23.4. NOTICE. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be delivered personally, or mailed by certified mail, postage prepaid, with return receipt requested, or delivered to FedEx (Federal Express) or any other nationally recognized overnight delivery service, in each case addressed to the persons, parties or entities identified on EXHIBIT J, hereto.

                   23.4.1. ALTERNATE ADDRESSEES. Notice, as provided by this Section, may be given to any other person or party, as any Party hereto may in the future designate in writing, upon due notice to the other Party(ies).

                   23.4.2. DATE OF NOTICE, ACTION. The date of personal delivery or the delivery date (or date of attempted delivery and refusal by the addressee) specified on any receipt from the U.S. Mail or courier service specified herein shall establish the date of such notification or communication. If any notification, communication or action is required or permitted to be given or taken within a certain period of time and the last date for doing so falls on a Saturday, Sunday, a federal legal holiday or legal holiday by law in the State of Ohio, the last day for such notification, communication or action shall be extended to the first day thereafter which is not a Saturday, Sunday or such legal holiday.

         23.5. INTERPRETATION. This Agreement shall be construed and interpreted under the laws of the State of Ohio, without reference to or application of any conflicts of law, and by the applicable rules and regulations of the FCC. Venue for any action brought under this Agreement may be either Mansfield, Ohio, or for matters pertaining to the FCC, Washington, D.C. Venue for citizenship diversity matters shall be any legally suitable forum.

         23.6. ENTIRE AGREEMENT. This Agreement, the Escrow Agreement, the Holdback Agreement, and the Non-Compete Agreement embody the entire understanding between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless by like written instrument.

         23.7. SEVERABILITY. It is the intent of the Parties that the transactions contemplated by this Agreement be consummated. The event that any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein and in a manner to fulfill the intent of the Parties to the maximum extent possible.

         23.8. NUMBER AND GENDER. Whenever required by the context, the singular number shall include the plural and the masculine or neuter gender shall include all genders.

         23.9. ANNOUNCEMENTS/PRESS RELEASES. Subject to the requirements of applicable law, all announcements and press releases, and their contents, concerning this Agreement and the transactions contemplated herein shall be mutually consented to by the Buyer and Seller prior to their release and such consent shall not be unreasonably withheld or delayed. Buyer and Seller agree that there shall be no public announcement or press release issued concerning this Agreement and the transactions contemplated herein until the filing of the FCC Application.

         23.10. CONFIDENTIALITY. Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other Party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other Party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other Party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no Party shall be required to keep confidential or return any information which: (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing Party; (ii) is or becomes publicly known through no fault of the receiving Party or its agents; (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing Party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (iv) is developed by the receiving Party independently of the disclosure by the disclosing Party.

                   23.10.1. NON-DISCLOSURE OF PROPRIETARY INFORMATION. Except with the written permission of the other Party, Buyer and Seller, their respective officers, directors, stockholders, and affiliates, jointly and severally, agree that for the term specified in SECTION 16.1, they shall not, directly or indirectly, disclose or divulge to any unauthorized person or entity or in any way whatsoever use for their commercial advantage, or to the other Party's commercial disadvantage, any Proprietary Information. Neither Party, or their respective officers, directors, stockholders and affiliates shall be deemed to have violated this confidentiality covenant should a disclosure be made as required by, but only to the extent such disclosure is required by, the valid and legal order of any court or governmental authority or agency and provided that the disclosing Party shall have given prior notice to the other Party of any such order. The provisions of this Section shall be specifically enforceable against either Party in a court of law, and such enforcement shall not bar the pursuit of other remedies.

         23.11. ESSENCE OF TIME. Buyer and Seller agree that time is of the essence respecting this Agreement.

         23.12. SECTION 73.1150 STATEMENT. Both the Seller and the Buyer agree that Seller has retained no rights of reversion of the Licenses for the Stations, no right to the reassignment of the Licenses for the Stations in the future, and has not reserved the right to use the facilities of the Stations in the future for any reason whatsoever.

         23.13. WAIVER. Unless otherwise specifically agreed by the Parties in writing to the contrary, (i) the failure of either Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party's right thereafter to enforce the same; (ii) no waiver by either Party of any default by the other shall be taken or held to be a waiver by such Party of any preceding or subsequent default; (iii) no extension of time granted by either Party for the performance of any obligation or act by the other Party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder; and (iv) no waiver shall be effective against any Party unless it is in writing signed by that Party.

         23.14. SCHEDULES AND EXHIBITS. All schedules, exhibits and riders attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if set forth in full herein.

         23.15. LISTING OF EXHIBITS AND SCHEDULES.

         Exhibit A  Listing of real property;
         Exhibit B  Listing of licenses, permits and authorizations ;
         Exhibit C  Listing of contracts, agreements and leases;
         Exhibit D  Inventory of tangible personal property;
         Exhibit E  Escrow Agreement;
         Exhibit F  Schedule of encumbrances and conflicts;
         Exhibit G  Holdback Agreement;
         Exhibit H  Schedule of insurance policies;
         Exhibit I  Non-Compete Agreements;
         Exhibit J Listing of individuals and entities to receive notices; and Exhibit K Allocation of Payments

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

                                            TREASURE RADIO ASSOCIATES L.P.


                                            BY: TREASURE RADIO, INC.,
                                                GENERAL PARTNER


                                            By: /s/ Harrison M. Fuerst
                                               --------------------------------
                                               Harrison M. Fuerst, President


                                            FAIRCOM MANSFIELD INC.

                                            By: /s/ Joel M. Fairman
                                               --------------------------------
                                               Joel M. Fairman, Chairman

                                               HARRISON M. FUERST,
                                                  INDIVIDUALLY (For the limited
                                                  purpose of the Non-Compete
                                                  Agreement and any obligations
                                                  specifically provided for in
                                                  Section 4.3, and its
                                                  subparts, hereof)

                                             By: /s/ Harrison M. Fuerst
                                                -------------------------------
                                                Harrison M. Fuerst